UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 9, 2015, Empire issued a press release announcing its rights offering (the “Rights Offering”) and standby purchase of shares not sold in the Rights Offering, which generated approximately $50 million in gross proceeds for the Company, closed on February 6, 2015. The Company issued a total of 7,042,254 shares of common stock at $7.10 per share. This includes 53,291 shares issued to holders upon exercise of their basic subscription rights and 4,321,798 shares issued to Kien Huat Realty III Limited (“Kien Huat”), our largest stockholder, upon exercise of its basic subscription rights. Kien Huat also acquired the remaining 2,667,165 shares not sold in the Rights Offering pursuant to the terms of a standby purchase agreement. The Company paid Kien Huat a fee of $250,000 for its commitment pursuant to the standby purchase agreement and reimbursed Kien Huat for its expenses related to the standby purchase agreement in an amount of $40,000. After giving effect to the Rights Offering, Kien Huat will own approximately 67% of the outstanding shares of the Company’s common stock.

The Company expects the net proceeds of the Rights Offering to be approximately $49.6 million following the deduction of expenses. The Company anticipates using the net proceeds of the Rights Offering to fund the expenses relating to the Company’s pursuit of a gaming facility license for the Montreign Resort Casino proposed to be built in Sullivan County, New York. If the Company is not awarded a gaming facility license, the remaining portion of the proceeds of the Rights Offering will be used in its on-going operations. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated February 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2015

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Exhibit Index

99.1	Press Release, dated February 9, 2015